Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), delivered February 17, 2021, confirms the following understandings and agreements between SOC Telemed, Inc. (the “Company”) and John Kalix (“Executive”).

In consideration of the promises set forth herein, Executive and the Company agree as follows:

RECITALS

WHEREAS, Executive and Specialists on Call, Inc., previously entered into an Employment Agreement dated June 24, 2020 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree that the Employment Agreement is amended as follows:

AMENDMENT

1.	Section 2(e)(i) of the Employment Agreement is hereby amended by replacing it in its entirety with the following new Section 2(e)(i):

“Base Full Value Award. A full value award in respect of a number of shares of the surviving corporation’s common stock equal to three percent (3%) of fully diluted ownership in the surviving corporation, measured as of October 30, 2020 (the de-SPAC closing date) (the “Base Full Value Award”). The Base Full Value Award will vest as set forth on Schedule A hereto, provided that in the event of a Change in Control with respect to the parent entity of the Company following the Transaction but while the Base Full Value Award (or cash payment in lieu thereof under Section 2(e)(iii), as applicable) remains subject to vesting in whole or in part, the performance-based vesting portion thereof shall convert to time-based vesting, with the time-based vesting dates being the earliest performance-based vesting dates applicable to each portion thereof (the “Time-Based Vesting Conversion”); provided that the vesting in this paragraph shall be subject to Executive continuing to provide services to the surviving corporation and its affiliates through each relevant vesting date, subject to Section 6.”

2.	Section 2(f) of the Employment Agreement is hereby amended by replacing it in its entirety with the following new Section 2(f):

“Relocation. In order to assist with the move of Executive and Executive’s household from Wisconsin to the Washington, D.C. metropolitan area, the Company will reimburse Executive up to a maximum of $100,000 in the aggregate during calendar year 2021 to cover the following amounts: (i) the amount of Executive’s actual and reasonable relocation expenses incurred for the following items: closing costs on the sale of Executive’s home in Wisconsin and the transportation of Executive, and his family, and their personal property, from Wisconsin to the Washington, D.C. metropolitan area, including air and ground transportation for Executive and his family, and including packing, storing, insuring, shipping/trucking, and unpacking all such personal property (collectively, the “Moving Expenses”); and (ii) the amount of Executive’s actual and reasonable expenses incurred in connection with obtaining and maintaining temporary housing in the Washington, D.C. metropolitan area from the beginning of the calendar month in which the Start Date occurs through August 31, 2021, or, if earlier, the date Executive’s relocation is complete (the “Temporary Housing Expenses” and, together with the Moving Expenses, the “Relocation Payments”). In order to be eligible for the Relocation Payments, Executive must submit a request for reimbursement to the Company with appropriate documentation substantiating the expense within sixty (60) days of incurring the expense. The Relocation Payments shall be made to Executive, grossed up for all applicable taxes, within thirty (30) days of the date Executive submits Executive’s valid reimbursement request with the documentation necessary to substantiate the expense.”

3.	Schedule A is hereby added to the Employment Agreement, in the form attached hereto as Schedule A.

4.	Section 6(a)(ii)(3) is hereby amended by replacing it in its entirety with the following new Section 6(a)(ii)(3):

“Executive will receive the Guaranteed Bonus for calendar year 2020, if not previously paid, and, for separations occurring in 2021 or later (but prior and unrelated to a Change in Control with respect to the parent entity of the Company following the Transaction), Executive will receive the Cash Bonus that Executive would have been entitled to receive in respect of the year in which such separation occurs, had Executive remained eligible for such Cash Bonus, determined based on actual performance for such year relative to the applicable Performance Goals, pro-rated to the number of days in such year prior to Executive’s separation and paid at the time comparable bonuses are paid to other service providers;”

5.	Section 6(a)(ii)(5) is hereby amended by replacing it in its entirety with the following new Section 6(a)(ii)(5):

“If a Transaction has occurred prior to the date of termination and such termination is due to Disability or death, then Executive (or his estate) will remain vested in, and will retain all rights with respect to, the portion of the shares underlying the Base Full Value Award that was vested as of the date of termination. If a Transaction has occurred prior to the date of termination and such termination is not due to Disability or death, then, solely with respect to the Base Full Value Award (or cash payment in lieu thereof under Section 2(e)(iii), as applicable), (x) with respect to the time based vesting portion thereof, Executive’s date of termination shall be deemed to be the one (1) year anniversary of his actual date of termination, and (y) the performance-based vesting portion thereof that has been earned but not vested pursuant to Schedule A shall be deemed vested. Furthermore, if any portion of the Sponsor Promote Earnout Shares are earned within 6 months following the date of termination and such termination is not due to Disability or death, Executive shall vest in, and receive the portion of the Sponsor Award that he would have received had his employment continued;”

6.	Section 6(a)(ii)(9) is hereby added to the Employment Agreement, to read as follows:

“In the event Executive’s separation pursuant to this Section 6(a) occurs within either (x) the one (1) month prior to and in connection with, or (y) the twelve (12) months following, a Change in Control with respect to the parent entity of the Company following the Transaction and such termination is not due to Disability or death, then:

(A) the remainder of the Base Full Value Award (or cash payment in lieu thereof under Section 2(e)(iii), as applicable), after giving effect to the Time-Based Vesting Conversion, shall become vested,

(B) the severance period set forth in sub-clause (1) of this Section 6(a)(ii) shall be 18 months instead of 12 months (including for purposes of the COBRA continuation set forth in sub-clause (7) of this Section 6(a)(ii)), and

(C) Executive shall receive one and one-half (1.5) times his Target Bonus with respect to the year in which such separation occurs, payable in lump sum on or prior to the Release Deadline.”

7.	No other modification. Except as provided herein, the provisions of the Employment Agreement shall remain in full force and effect following the adoption of this Amendment, and this Amendment shall not constitute a modification or waiver of any provision of the Employment Agreement except as provided herein.

8.	Governing Law; Jurisdiction. This Amendment shall be interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to provisions governing the choice of law. If any provision of this Amendment becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Amendment shall continue in full force and effect. If any provision of this Amendment is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Amendment shall continue in full force and effect without impairment or limitation.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth below.

SOC TELEMED, INC.

By:	/s/ Steven J. Shulman
Steven J. Shulman
Chairman of the Board

JOHN KALIX

/s/ John Kalix

Dated:	02/19/2021

[Signature Page to J. Kalix Employment Agreement Amendment]